MASTER SERVICE AGREEMENT

NOTE: THIS AGREEMENT CONTAINS INDEMNITY AND RELEASE PROVISIONS

This MASTER SERVICE AGREEMENT (“Agreement”) is made and entered into this 1st    day of January, 2019    , by and between:

Gulfport Energy Corporation                    (“Company”)
3001 Quail Springs Pkwy.
Oklahoma City, Oklahoma 73134

and
Aquahawk Energy LLC                        (“Contractor”)
14201 Caliber Drive, Suite 300
Oklahoma City, OK 73134

Company and Contractor may sometimes herein be referred to individually as a “Party” or collectively as the “Parties”. The definition of Company and Contractor shall also include each Party’s subsidiaries, agents, affiliates, and assigns, and this agreement shall bind and adhere to all aforementioned Parties as if they were originally included in said agreement.

In consideration of the covenants and promises made by each with the other, Contractor and Company covenant and agree as follows:

1.	TERM
This Agreement is effective as of the above-referenced date, and continues for a term of one (1) year; and from year-to-year thereafter until terminated as provided in Section 21 hereof.

2.	SCOPE
This Agreement is applicable to any and all services, goods, and/or equipment provided by Contractor to Company in connection with the construction and/or operation of properties and/or facilities for the exploration for, development of, and/or production of oil, gas, and/or other minerals anywhere Company conducts such oil and/or gas exploration and development operations.

3.	WORK
This Agreement shall control and govern any and all goods, facilities, and/or services performed by Contractor to Company under written job orders at any time during the term of this Agreement. Unless the Parties specifically agree otherwise, in a written document which specifically refers to this Agreement, any goods, facilities, and/or services requested by Company and agreed to be performed and/or provided by Contractor shall be performed and/or provided pursuant to the terms of this Agreement. In the event that any conflict exists between the provisions of this Agreement and the terms and conditions set forth in any bid, job order, statement, purchase order, published rate schedule, contract, invoice, receipt, delivery ticket or any other type of agreement, disclosure, or memoranda, whether written or oral, between Company and Contractor pertaining to the subject matter hereof, the provisions of this Agreement shall control.

4.	INDEPENDENT CONTRACTOR RELATIONSHIP

a)
Contractor shall be an independent contractor with respect to performance of all Work hereunder. Except as specifically provided in sub-paragraph (c) hereto, neither Contractor nor anyone employed by Contractor shall be deemed for any purpose to be the employee, agent, servant, or representative of Company in the performance of any Work or any part thereof pursuant to this Agreement. Company shall have no direction or control of the details of the Work, Contractor, or Contractor’s employees, agents, and/or subcontractors – Company being interested only in the results obtained. Company expressly reserves no authority whatsoever over the personnel of Contractor. The provision contained in the preceding sentence shall supersede anything that is determined to be to the contrary in this Agreement.

b)
Notwithstanding the above, the Work contemplated herein must meet the specifications set forth by Company in the applicable job order and shall be subject to Company’s general right of inspection, including unlimited access to the Work premises, to the extent necessary to determine that the Work is being performed and/or completed in accordance with the job order. Any portion of the Work found defective shall be removed, replaced, or corrected without additional costs or risks to Company.

c)
Contractor and employees of Contractor Group (which includes the direct, borrowed, special or statutory employees of Contractor Group as defined in Section 10) are not employee(s), partner(s) or joint venturer(s) of Company. Specifically, Contractor and employees of Contractor Group shall not be treated as an employee of Company for workers compensation purposes. Contractor and Contractor Group are required to obtain and maintain their own workers compensation coverage pursuant to the workers’ compensation law of the jurisdiction in which the Work is performed by Contractor and/or by Contractor Group. Upon execution of this Agreement, Contractor shall provide to the Company a copy of Contractor’s and/or Contractor Group’s Certificate of Premium Payment (“Certificate”) issued by the state workers’ compensation agency for the state(s) in which the Work is performed by Contractor and/or by Contractor Group and shall provide an updated Certificate no later than the expiration date of the previous Certificate. Contractor shall immediately notify Company if Contractor or Contractor Group’s Workers’ Compensation coverage is suspended or terminated.

d)	Company reserves the right to deny access to Company property or work sites to any individual, including any personnel of Contractor.

5.	CONTRACTOR’S WORKERS AND EQUIPMENT

a)
Contractor warrants that all workers furnished by Contractor or Contractor’s subcontractor(s) shall be experienced and qualified for their respective task(s). Contractor, at its own cost and expense, shall provide: 1) the labor and/or services necessary and appropriate to the performance of the Work in good, safe, and workmanlike manner in accordance with standard oilfield servicing practices; and/or 2) the equipment, consumable materials, supplies, tools, and appliances necessary and appropriate to the performance of the Work. Contractor shall be solely responsible for any loss and/or damage to such equipment, materials, supplies or tools.

b)
In the event that Contractor employs subcontractor(s) in either the performance of the Work or provision of equipment, Contractor is obligated to inform Company of such use. Company further reserves the right to approve all such subcontractor(s), which shall not be unreasonably denied, conditioned, or delayed. If Company consents to such subcontracting, Contractor agrees to require all such subcontractor(s) to comply with all provisions of this Agreement. Contractor further agrees to not charge Company for any materials and/or equipment not owned by Contractor, such as that rented from third parties, used in the Work without Company’s prior written consent.

6.	PERFORMANCE OF WORK

a)
Nothing contained herein shall obligate Company to call upon Contractor for the performance of any Work whatsoever. Similarly, Contractor shall not be obligated to accept any Company Work request(s). Further, subject to the terms herein, the designation of any Work to be performed, and the cessation of such Work, shall be at the sole discretion of Company.

b)
Contractor shall provide adequate protection of the Work and Company property as well as take all necessary precautions to insure the safety of all persons and/or employees on the Work site, including Company Group, as defined in Section 10.

c)
On all materials, including without limitation, oilfield waste, whether solid or liquid and whether classified as hazardous or not, for which Contractor’s services are provided to transport such materials to a site that is independently owned and/or operated by Contractor or a third party, ownership and control of a liability for any and all handling, transportation or other carriage, and/or disposal of such material shall exclusively rest in Contractor at and from the point such material is transferred to Contractor’s vehicle, vessel, or other such containment or carrying device or machinery and leaves Company’s work site. Moreover, nothing in this provision limits or shall be deemed to limit the express provisions in 10d of this Agreement.

d)
Contractor is responsible for initiating, maintaining and supervising all necessary Safety and Drug Testing Policies and Procedures (copies of which are to be provided to Company upon request) in connection with the performance of the Work and comply and cause Contractor’s employees, agents, subcontractors, and others entering on Company’s premises in the performance of the Work, or in connection therewith, to comply with all applicable laws, rules, ordinances, and/or regulations, whether federal, state, municipal or foreign, which are now or may, in the future, become applicable to the Work.

e)
Contractor shall examine all items furnished by Company which are to be employed in connection with the Work and immediately notify Company of any and all defects sufficient to make the use of any such items unsuitable or unsafe.

7.	PRICES

a)
The price(s) charged by Contractor for goods, facilities, and/or services provided to Company shall be (i) any prices negotiated between Company and Contractor and approved in writing by Company at the time the Work is provided, or (ii) any prices submitted by Contractor in a bid approved and accepted by Company in writing. Prior to the Parties agreeing on a particular price, Company shall have the right at any time to request bids from Contractor and others.

b)	When Contractor’s rate is calculated on a daily basis, twelve (12) hours shall constitute one (1) “day” unless the Parties agree otherwise in writing.

c)	Charges for transportation of goods and/or services to and from the Work location shall be calculated from the nearest competitive point to the Work location unless otherwise agreed upon in writing.

8.	TERMS OF PAYMENT AND BILLING INSTRUCTIONS

a)
All Contractor invoices shall identify (i) the items related to the charges and provide appropriate documentation supporting such charges (including, but not limited to, receipts, time sheets, dates, hours, rate, labor classifications, and material charges, all with appropriate approvals of Company personnel), (ii) whether prices are the negotiated or bid prices, (iii) charges by, as applicable, block name and number, lease number and name, or platform name and number, and well number. If Company separately agrees to pay for travel time, Contractor shall identify such time on its invoices separately from other time billed.

b)	All invoices shall be directed to the following address unless otherwise specified by Company:

Gulfport Energy Corporation
3001 Quail Springs Pkwy. Oklahoma City, Oklahoma 73134 Attention: Accounts Payable

c)
Contractor shall submit invoices within 60 days after the invoiced Work is completed unless Company approves other invoicing arrangements at the time it requests the Work. Separate invoices should be submitted for each project whether drilling, production, or otherwise. Single invoices for multi-wells or multi-projects are not acceptable. Company normally will not make partial payments on invoices. Therefore, if part of an invoice is in error, including any omission of, or error in information required to be in the invoice (as described above), or is disputed by Company, said invoice will be returned for correction.

d)
Unless Company disputes an item in an invoice or requires any information provided for herein, or the invoice is submitted in improper form, Company shall pay Contractor the full amount of an invoice within sixty (60) days after its receipt. Any payment shall be made by Company’s check or draft payable to the order of Contractor, and shall be delivered or mailed to Contractor at Contractor’s address for the delivery of notices as provided herein. Payment by Company of Contractor’s invoices shall be without prejudice to Company’s rights to subsequently challenge the correctness thereof, and such payment will be without prejudice to Company’s rights to later dispute them

e)
Notwithstanding the approval for payment of any invoices submitted, Company shall have the right to withhold any payments thereon until Contractor shall have furnished (i) verification reasonably satisfactory to Company of Work performed, (ii) verification of performance of all goods, equipment, and facilities to which such payment relates, (iii) proof that all claims against Contractor by its suppliers and subcontractors for labor, goods, equipment, and facilities of any kind furnished in connection with Contractor’s obligations under this Agreement have been fully paid and satisfied, and (iv) proof that all liens, claims and privileges of Contractor’s suppliers and subcontractors, and claims for injuries to persons or property not covered by insurance, arising out of Work performed or goods, equipment, or facilities furnished in connection with Contractor’s obligations under this Agreement have been fully released or satisfied; provided, however, that in no event shall Company’s payment to Contractor exceed one hundred and twenty (120) days after Company’s receipt of Contractor’s invoice.

f)
It is agreed that payment by Company of any invoice will not constitute a waiver of Company’s right subsequently to contest the amount or correctness of said invoice and to seek reimbursement. In the event of any dispute, Company may withhold payment of the disputed amount or Company may pay the disputed amount without waiver of any of its rights, including the right to seek reimbursement. Contractor agrees to not file any liens, claims, or other encumbrances (or permit any of the foregoing to arise by operation of law or otherwise) or allow its contractors, subcontractors, or suppliers (regardless if such contracting or subcontracting is in violation of Article 8 of this Agreement) to file any liens, claims, or other encumbrances against Company’s property. Contractor will include provisions that effect the same in all agreements with its contractors, subcontractors, or suppliers performing any services or furnishing any goods, equipment, or facilities under this Agreement. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CONTRACTOR SHALL NOT BE PRECLUDED FROM FILING A LIEN RELATING TO UNPAID BALANCES DUE TO CONTRACTOR UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, UNDER CONTRACTOR’S UNDISPUTED INVOICES FOR WORK PERFORMED UNDER THIS AGREEMENT OR A WORK ORDER.

g)
In the event that any liens, claims, or encumbrances are filed by anyone claiming by, through, or under Contractor (or arise by operation of law or otherwise in favor of any of the foregoing persons), Contractor will remove and discharge said liens, claims, or encumbrances within ten (10) days of the filing thereof. If Contractor fails to remove and discharge any said liens, claims, or encumbrances within such period, Company will be permitted without any notice to, or authorization from, Contractor to take the following actions (which will not limit any other remedies available to Company in this Agreement or otherwise):

1.	Request and obtain refunds from Contractor in the amount required to remove and discharge such liens, claims, or other encumbrances.

h)
In addition to the foregoing, if at any time Company has the good faith belief that the ability of the Contractor to perform its obligations under this Agreement is impaired, Company may demand assurance from Contractor in the form and amount of financial security satisfactory to Company, including without limitation bonds or retainage covering performance of all of the duties and obligations outstanding under the Agreement. Any of Company’s costs and expenses related to any of the foregoing (including, but not limited to, reasonable attorneys’ fees) will be paid by Contractor.

i)
Contractor will itemize, identify, and list as a separate line item on all invoices, the sales/use, VAT, services, and all other applicable tax amounts that apply to all services performed by and goods, equipment, and facilities provided by Contractor for Company under this Agreement. Contractor has the sole responsibility to invoice and collect applicable taxes from Company and to pay such applicable taxes to the appropriate tax authority(s). Contractor agrees to hold Company harmless and indemnify Company against claims by any states, provinces, parishes, or national, local, or municipal governments for any applicable taxes paid by Company to Contractor. Contractor will notify Company of such taxes as soon as Contractor becomes aware of them so that Company will have the opportunity to review, protest, or appeal such tax determination.

9.	INSURANCE

a)
Company and Contractor agree that the indemnity and insurance obligations contained in this Agreement are separate and apart from each other, such that failure to fulfill the indemnity obligations does not alter or eliminate the insurance obligations or vice versa. Company and Contractor further agree that the insurance obligations shall support but shall not in any way limit the defense and indemnity obligations or liabilities set forth herein. At all times during the term of this Agreement and at its own cost and expense (including all premiums and deductibles), Contractor shall carry with an insurance company or companies, satisfactory to Company and authorized to do business in all areas of transportation and operation of this Agreement, insurance coverage of the types and in the minimum amounts provided in Exhibit “C”, attached hereto.

b)
All of Contractor’s insurance policies (whether above specified or not) shall be endorsed to provide that the underwriters waive subrogation (whether by loan receipt, equitable assignment, or otherwise) against members of Company Group, as defined in Section 10, who shall also be named as additional insured(s) under such policies [except those described as Worker’s Compensation Insurance and Employer’s Liability Insurance in Exhibit “C” attached hereto] to the full extent of the release, defense and indemnity obligations assumed by Contractor in this Agreement. Contractor’s insurance shall be primary and non-contributory from any other insurance available to Company.

c)
Prior to performing Work or services and prior to providing goods, equipment, and/or facilities hereunder, Contractor shall furnish Company with Certificates of Insurance, which shall evidence that the coverages specified in Exhibit “C” attached hereto are in full force and effect and provide that such insurance policies shall not be cancelled without thirty (30) days prior written notice to Company. Current Certificates of Insurance shall be provided by Contractor to Company on an ongoing basis without the necessity of Company requesting same. Failure of Company to object to Contractor’s delay or failure to furnish such Certificates of Insurance or to object to any defect therein shall not be deemed a waiver of Contractor’s obligation to furnish the Certificates of Insurance or the insurance coverage described in Exhibit “C” attached hereto. However, such failure by Contractor shall allow Company to cancel any Work order or to terminate this Agreement per Section 20 of this Agreement.

d)
Contractor shall require all of its subcontractors to provide such of the coverage provided for in Exhibit “C”, as well as any other coverage, that Contractor considers necessary. However, the fact that any subcontractor provides any of the coverage provided for in Exhibit “C” or any other coverage that Contract considers necessary shall not itself relieve Contractor of its obligations to provide such coverage.

10.	INDEMNITY

a)
Company and Contractor recognize that in connection with the operations contemplated by this Agreement, accidents and events may occur in which property is lost, damaged or destroyed and/or in which persons may be killed or injured or become ill. Company and Contractor further recognize that certain of such risks may be covered by insurance as provided in this Agreement. However, Company and Contractor agree that the indemnity and insurance obligations contained in this Agreement are separate and apart from each other, such that failure to fulfill the indemnity obligations does not alter or eliminate the insurance obligations or vice versa. The insurance obligations under Section 9 hereof shall not in any way limit the defense and indemnity obligations of Company and Contractor, as allocated in this Agreement.

b)
For purposes of this Agreement, the “Company Group” shall mean any and all of Company, its owners, affiliates, partners, joint venturers, and contractors and subcontractors of any tier (except Contractor Group) and each of their officers, directors, members, managers, employees, representatives, invitees and customers for whom Company is performing Work, if any.

CONTRACTOR AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, LOSSES, DAMAGES, AND LIABILITIES OF EVERY KIND AND CHARACTER (INCLUDING ATTORNEYS’ FEES FOR EXTERNAL COUNSEL) ARISING IN CONNECTION HEREWITH FOR INJURY TO, OR ILLNESS OF, OR DEATH OF A MEMBER OF CONTRACTOR GROUP (INCLUDING, BUT NOT LIMITED TO, EMPLOYEES OF CONTRACTOR WHO ARE DEEMED TO BE COMPANY’S STATUTORY EMPLOYEES OR BORROWED EMPLOYEES UNDER ANY LAW OR JURISPRUDENCE OR UNDER THE WORKER’S COMPENSATION STATUTES OF ANY JURISDICTION) OR DAMAGE TO PROPERTY OF CONTRACTOR GROUP.

c)
For the purposes of this Agreement “Contractor Group” shall mean any and all of Contractor and its subcontractors of any tier, and each of their officers, directors, members, managers, employees, representatives, and invitees.

COMPANY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS CONTRACTOR GROUP FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, LOSSES, DAMAGES, AND LIABILITIES OF EVERY KIND AND CHARACTER (INCLUDING ATTORNEYS’ FEES FOR EXTERNAL COUNSEL) ARISING IN CONNECTION HEREWITH FOR INJURY TO, OR ILLNESS OF, OR DEATH OF A MEMBER OF COMPANY GROUP (WHICH DOES NOT INCLUDE EMPLOYEES OF CONTRACTOR WHO ARE DEEMED TO BE COMPANY’S STATUTORY EMPLOYEES OR BORROWED EMPLOYEES UNDER ANY LAW OR JURISPRUDENCE OR UNDER THE WORKER’S COMPENSATION STATUTES OF ANY JURISDICTION) OR DAMAGE TO PROPERTY OF COMPANY GROUP.

d)
CONTRACTOR SHALL ASSUME FULL RESPONSIBILITY FOR AND SHALL DEFEND AND INDEMNIFY COMPANY GROUP FROM AND AGAINST ANY LOSS, DAMAGE, EXPENSE, CLAIM, FINE OR PENALTY, DEMAND, OR LIABILITY, FOR POLLUTION OF ANY SUBSTANCE, MATERIAL, SEWERAGE, COMPOUND, MIXTURE, POLLUTANT OR CONTAMINATE ABOVE THE SURFACE OF THE LAND, OR IF THE WELL SITE IS IN WATER, UPON THE SURFACE OF THE WATER, WHICH ORIGINATES FROM CONTRACTOR GROUP’S PROPERTY WHILE IN THE SOLE CARE, CUSTODY AND CONTROL OF CONTRACTOR GROUP, REGARDLESS OF FAULT. INITIATION OF CLEANUP OPERATIONS BY EITHER PARTY SHALL NOT BE AN ADMISSION OR ASSUMPTION OF LIABILITY BY SUCH PARTY.

e)
If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnities voluntarily and mutually assumed under this Section 10 (which shall be supported either by equal amounts of available liability insurance, under which the insurer has no right of subrogation against the indemnities, or voluntarily self-insured in part or whole) exceed the maximum limits permitted under applicable law, the insurance requirements and indemnities shall automatically be amended to conform to the maximum monetary limits permitted under the law.

f)
CONTRACTOR AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS, LOSSES, DAMAGES, AND LIABILITIES OF EVERY KIND AND CHARACTER (INCLUDING ATTORNEYS’ FEES FOR EXTERNAL COUNSEL) ARISING DIRECTLY OR INDIRECTLY IN CONNECTION HEREWITH FOR ANY LIENS ASSERTED AGAINST COMPANY PROPERTY BY CONTRACTOR GROUP (OTHER THAN WHAT IS EXPLICITLY ALLOWED PURSUANT TO THE TERMS OF THIS AGREEMENT) OR ANY OF THEIR SUPPLIERS, CONTRACTORS, OR SUBCONTRACTORS.

g)
NOTWITHDSTANDING ANY OTHER PROVISION IN THIS CONTRACT, (I) ANY PUNITIVE DAMAGE AWARD SHALL BE THE SOLE AND EXCLUSIVE OBLIGATION OF THE PARTY AGAINST WHOM THE AWARD IS ISSUED AND, (II) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT SHALL BE THE SOLE AND EXCLUSIVE RESPONSIBILITY OF THE ACTOR. NOTWITHSTANDING SUCH FACT, AN ALLEGATION OF PUNITIVE DAMAGES OWING BY, OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF AN INDEMNIFIED PARTY, SHALL NOT DIMINISH THE INDEMNITY OR DEFENSE OBLIGATIONS OF THE INDEMNIFYING PARTY; PROVIDED HOWEVER, THAT ANY DAMAGE AWARDS, TO THE EXTENT CONSISTING OF PUNITIVE DAMAGES AGAINST, OR ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY, SHALL BE THE RESPONSIBILITY OF THE INDEMNIFIED PARTY AND EXCLUDED FROM THE INDEMNITOR'S INDEMNITY OBLIGATIONS HEREUNDER.

h)
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT CONTRACTOR’S EQUIPMENT IS LOST OR DAMAGED IN THE WELLBORE, REGARDLESS OF CAUSE, INCLUDING THE NEGLIGENCE OR FAULT (ACTIVE OR PASSIVE) OF ANY PARTY OR PARTIES INCLUDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE OF CONTRACTOR GROUP, COMPANY SHALL, AT COMPANY’S SOLE COST AND EXPENSE, REPAIR SUCH EQUIPMENT OR, IF SUCH REPAIR IS NOT FEASIBLE, AS REASONABLY DETERMINED BY CONTRACTOR, PAY CONTRACTOR THE REPLACEMENT VALUE OF SUCH EQUIPMENT, EXCEPT TO THE EXTENT SUCH LOSS OR DAMAGE IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CONTRACTOR GROUP.

i)
THE PARTIES WILL NOT BE LIABLE TO EACH OTHER FOR, AND EACH RELEASES THE OTHER FROM, LIABILITY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE, OR SPECULATIVE DAMAGES OF ANY NATURE WHATSOEVER RELATED TO THIS AGREEMENT, INCLUDING DAMAGES FOR LOST PROFITS, LOST REVENUE, AND LOST BUSINESS OPPORTUNITIES.

11.	INDEMNITY OBLIGATION WITHOUT LIMITATION
EXCEPT AS OTHERWISE EXPRESSLY STATED, IT IS THE INTENT OF THE PARTIES HERETO THAT ALL RELEASE, DEFENSE AND INDEMNITY OBLIGATIONS ASSUMED BY THE PARTIES UNDER THE TERMS OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, SECTIONS 10

AND 11 HEREOF, IN THEIR ENTIRETY, BE WITHOUT MONETARY LIMIT AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF (INCLUDING PRE-EXISTING CONDITIONS OR DEFECTS), THE UNSEAWORTHINESS OF ANY VESSEL OR VESSELS, THE NEGLIGENCE OF ANY PARTY OR PARTIES (WHETHER THE NEGLIGENCE BE SOLE, JOINT, OR CONCURRENT, ACTIVE, OR PASSIVE), THE BREACH BY ANY PARTY OR PARTIES OF ANY CONTRACT, OR ANY STATUTE, RULE, OR THEORY OF LAW (INCLUDING, BUT NOT LIMITED TO, STRICT LIABILITY). THIS AGREEMENT SHALL CREATE NO RIGHT OF ACTION IN ANY PERSON NOT A PARTY HEREUNDER OR NOT SPECIFICALLY IDENTIFIED AS AN INDEMNITEE HERETO. THE PARTY ASSUMING LIABILITY UNDER THIS AGREEMENT AGREES AT ITS SOLE EXPENSE TO INVESTIGATE AND DEFEND (AND/OR SETTLE) ANY CLAIM OR SUIT FOR WHICH IT IS OBLIGATED TO PROVIDE INDEMNIFICATION HEREUNDER, TO BEAR ALL COSTS AND EXPENSES RELATED THERETO (INCLUDING, BUT NOT LIMITED TO, COURT COSTS AND ATTORNEY’S FEES), TO REIMBURSE THE INDEMNIFIED PARTY FOR ITS COSTS AND EXPENSES AS THEY ARE INCURRED, AND TO SATIFY ANY JUDGMENTS OR DECREES WHICH MAY BE ENTERED THEREIN.
CONTRACTOR’S DEFENSE AND INDEMNITY OBLIGATIONS TO COMPANY GROUP SHALL NOT INCLUDE COMPANY GROUP’S CONTRACTUAL DEFENSE AND INDEMNITY OBLIGATIONS TO OTHERS. COMPANY’S DEFENSE AND INDEMNITY OBLIGATIONS TO CONTRACTOR GROUP SHALL NOT INCLUDE CONTRACTOR GROUP’S CONTRACTUAL DEFENSE AND INDEMNITY OBLIGATIONS TO OTHERS. HOWEVER, IF BOTH CONTRACTOR AND COMPANY OWE DEFENSE AND INDEMNITY TO THE SAME ENTITY OR PERSON, CONTRACTOR WILL SATISFY AND PERFORM CONTRACTOR'S SAID OBLIGATIONS WITHOUT CONTRACTOR OR CONTRACTOR'S INSURERS SEEKING SHARING, RECOUPMENT OR RECOVERY FROM COMPANY WITH RESPECT TO SAID OBLIGATIONS.

12.	TAXES AND CLAIMS

a)
Contractor shall pay all taxes, licenses, and fees levied or assessed on Contractor in connection with or incident to the performance of this Agreement by any governmental agency for unemployment compensation insurance, old age benefits, Social Security, or any other taxes upon the wages or salaries paid by Contractor, its agents, employees, and representatives. Contractor agrees to require the same agreements, and to be liable for any breach thereof, by any of its subcontractors.

b)
Contractor shall reimburse Company on demand for all taxes or governmental charges, state or federal, which Company may be required, or deem necessary, to pay on account of Contractor Group. Contractor agrees to furnish Company with the information required to enable it to make the necessary reports and to pay the taxes or charges. At its election, Company is authorized to deduct all sums so paid for taxes and governmental charges from any money due Contractor hereunder

c)
Contractor shall pay all claims for labor, materials, services, and supplies furnished by Contractor hereunder and agrees to allow no lien or charge to be fixed upon the lease, well, land, equipment, or other property of Company Group. Contractor shall defend and indemnify Company Group from and against all such claims and liens. If Contractor shall fail or refuse to pay any claim or indebtedness incurred by Contractor under this Agreement, Company, in addition to any other remedies it may have, shall have the right to pay the claim or indebtedness and request prompt reimbursement from Contractor thereafter. No assignment or transfer by Contractor of rights to monies due Contractor hereunder shall have any force or effect on Company’s rights hereunder until all the claims and indebtedness by Contractor shall have been completely liquidated and discharged.

13.	PATENTS, COPYRIGHTS, AND TRADE SECRETS
Contractor shall defend and indemnify Company Group from and against any and all liabilities, claims, suits, judgments, injury, cost, expense, including attorney’s fees, damages, and losses arising directly or indirectly from any infringement or violation, or alleged infringement or violation, of any patent, patent rights, trade secrets, trademarks, copyrights, or other proprietary rights covering any equipment, machine, tool, appliance, article, substance, device, software, or design used or supplied by Contractor, or any process, operation, or method of operation or design, furnished, used or practiced by Contractor, in the performance of this Agreement. NOTWITHSTANDING THE FOREGOING, CONTRACTOR SHALL NOT BE LIABLE FOR A CLAIMED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR TRADE SECRET MISAPPROPRIATIONS RESULTING FROM A CHANGE OR MODIFICATION TO GOODS OR SERVICES UNDER THIS AGREEMENT WHICH WERE MADE BY COMPANY GROUP.

14.	REPORTS TO BE FURNISHED BY CONTRACTOR

a)
Contractor shall keep and furnish to Company a daily report showing data as required by Company. The daily report shall include, without limitation, (i) delivery tickets covering any material or supplies furnished by Contractor or chargeable to Company, which delivery tickets shall be confirmed by Contractor’s representative as to quantity, description, and condition, and (ii) daily time sheets indicating starting and stopping times for people engaged in the Work contracted for hereunder, which time sheets must be signed by authorized Company personnel.

b)
In the event Contractor Group is involved in an accident or occurrence resulting in injury or damage, spills, releases of pollutants or contaminants or damage to property on Company’s premises, or if such accident or occurrence involves Company Group’s or Contractor Group’s property, equipment, or personnel, or if such accident or occurrence involves any third party in any manner whatsoever while Contractor Group is performing any duties within the scope of this Agreement, Contractor shall immediately (i.e., within twenty-four (24) hours) report such accident or occurrence to Company and Contractor’s insurer. The reporting of any accident or occurrence will not imply any admission of liability on the part of Company Group or Contractor Group. Contractor shall cooperate with Company or any insurer in any investigation Company shall make of such accident or occurrence. Contractor shall promptly furnish Company with a copy of all reports of any such accidents and occurrences made by Contractor to its insurer, a government agency, or others. In the event Contractor or Contractor Group fails to immediately report any such accidents or occurrences to Company and Company’s insurer, Contractor agrees to assume full responsibility for and shall defend and indemnify Company from and against any loss, damage, expense, claim, fine or penalty, demand, or liability originating from such failure to immediately report, including any loss or denial of coverage due to such failure to immediately report.

c)
Contractor shall turn in with the daily report delivery tickets, as received, covering any materials or supplies delivered to the Work location by Company or furnished by vendors for which Company is obligated to reimburse Contractor. The quantity, description, and condition of materials and supplies so furnished shall be verified and checked by Contractor, and the delivery shall be properly certified as to receipt by Contractor’s representative.

d)	Contractor shall in a timely manner make all reports required by law relating to its performance under this Agreement, and copies shall be delivered to Company as soon as practical.

e)
If Contractor is named as a party in or otherwise becomes aware of litigation involving Contractor or Company and arising out of this Agreement or Work performed by Contractor thereunder, Contractor shall promptly (i.e., within three business days) notify Company of said litigation. If Contractor is named as a party in or otherwise becomes aware of any investigation or proceeding by any federal, state, or local governmental entity involving Contractor or Company and arising out of this Agreement or Work performed by Contractor thereunder, Contractor shall promptly (i.e., within three business days) notify Company of said investigation or proceeding.

f)
Contractor agrees to cooperate with Company with respect to any litigation, investigation, or proceeding involving Contractor or Company, including compliance with preservation directives issued by Company to Contractor and producing representatives or other personnel of Contractor for interviews, investigations, depositions, hearing attendance, or related activities of Company or Company’s counsel. Nothing contained in this provision shall waive or limit any right that Company has under the Federal Rules of Civil Procedure or any state, local, or agency rules of procedure.

15.	AUDIT
An authorized representative of Company may, upon 10 days advanced written notice, and during Contractor’s usual business hours, audit any and all non-privileged records of Contractor relating to the Work performed hereunder. If any requested records are not made available by Contractor during an audit of Contractor by Company, Contractor shall provide the requested records to Company within two (2) business days of the date of the audit without further request or demand from Company. Contractor shall retain for a minimum period of two (2) years complete and accurate records of all of Contractor’s costs and documentation of items that are chargeable to Company under this Agreement, which records shall include (without limitation): (i) payroll records, including social security numbers and labor classifications, accounting for total time distribution of Contractor’s employees working full or part time on the Work, as well as cancelled payroll checks or signed receipts for payroll payments in cash, (ii) invoices for purchases, receiving and issuing documents, and all other unit inventory records for Contractor’s stocks or capital items, (iii) paid invoices and cancelled checks for materials purchased and for any and all subcontractor and other third party charges, (iv) records of insurance policies procured by Contractor pursuant to this Agreement, including the records of any first or third party claims made thereunder, and (v) records pertaining to the payment by Contractor of any taxes incurred in the course of Contractor’s performance of Work under this Agreement.

16.	RESTRICTIVE COVENANTS

a)	Definitions:

(1)“Business of the Company or Contractor” means the highly competitive business of Company or Contractor, respectively, and any joint venture partners, or affiliates in connection with the exploration for, development or, and/or production of oil, gas, and/or other minerals.

(2)“Competitive Business(es)” means any firm, partnership, joint venture, corporation, and/or any other entity or person and/or any licensee of such entity that is engaged in exploration for, development or, and/or production of oil, gas, and/or other minerals.

(3)“Confidential Information” means any information that relates to the either party and/or its Vendors, that is not generally known outside of such party and that such party will share with the other party and/or its respective group in connection with this Agreement, including but not limited to actual or anticipated business or research or development, technical data, trade secrets or know-how, research, product plans or other information regarding the Company’s products or services and markets therefor, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. All information obtained by one party (the “Receiving Party”) or its group from the other party (the “Disclosing Party”) and all information obtained by the Receiving Party of or regarding the Disclosing Party in the performance of Work under this Agreement by, is Confidential Information unless otherwise designated by the Disclosing Party in writing. This definition is broader than and is not limited by any definition of confidential information that may be found in statutory, regulatory, and/or common law but extends to include all such statutory, regulatory, and/or common law definitions. The terms of this Agreement are Confidential Information except as necessary to inform any other party of the restrictive covenants contained herein. Confidential Information does not include any of the foregoing items that are or become publicly known through no wrongful act or omission of the Receiving Party or its group.

(4)	“Proprietary Rights” means any and all deliverables developed by Contractor at the request of Company in connection with the Work and during the term of this Agreement.

(5)	“Trade Secrets” means Confidential Information subject to the Uniform Trade Secrets Act.

(6)	“Vendors” means any entity and/or individual that provides goods and/or services to Company.

b)
Contractor acknowledges, on behalf of itself and Contractor Group, that Work performed by Contractor and Contractor Group under this Agreement may bring Contractor and Contractor Group into close contact with many of Company’s Vendors, Trade Secrets, and Confidential Information. Company may, in its sole discretion, provide Contractor and/or Contractor Group with access to Company’s Vendors, Trade Secrets, and Confidential Information from time to time in order to enable Contractor and/or Contractor Group in the performance of Work under this Agreement. Contractor acknowledges, on behalf of itself and Contractor Group, that the covenants in this section are reasonable and necessary to protect Company’s legitimate business interests and its Vendor relationships, Trade Secrets, and Confidential Information.

c)
Contractor acknowledges, on behalf of itself and Contractor Group that engaging in any activity that may breach the covenants in this section will cause Company great, immediate, and irreparable harm. Accordingly, if Contractor and/or Contractor

Group breaches or threatens to breach any covenant in this section, Company will have available, in addition to any other right or remedy available, the right to seek and obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to seek specific performance of any such covenant. Contractor further agrees, on behalf of itself and Contractor Group that no bond or security shall be required of Company to obtain said equitable relief and Contractor hereby consents to the issuance of such injunction and to the ordering of specific performance.

d)
Duty of Confidentiality. Both parties agree that during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, neither party shall directly or indirectly divulge or make use of any Confidential Information outside of the performance of Work under this Agreement without the prior written consent of the Disclosing Party. The Receiving Party shall not directly or indirectly misappropriate, divulge, or make use of Trade Secrets of the Disclosing Party for an indefinite period of time, so long as the information remains a Trade Secret as defined by the law. The Receiving Party further agrees that if it or its group is questioned about information subject to this Agreement by anyone not authorized to receive such information, or by means of subpoena or other process, it will promptly notify the Disclosing Party in order to provide the Disclosing Party the opportunity to respond or object to the disclosure of information subject to this Agreement. Both parties acknowledge, on behalf of itself and Contractor Group, that applicable law may impose longer duties of nondisclosure, particularly for Trade Secrets, and that such longer periods are not shortened by this Agreement or waived by either party under this Agreement.

e)
Return of Confidential Information and Company Property. Both parties agree that it shall return all Confidential Information and/or Trade Secrets to the Disclosing Party within five (5) business days of the termination of this Agreement. To the extent either party maintains or possesses Confidential Information and/or Trade Secrets in electronic form on any computers or other electronic devices or in cloud-based storage, both parties agree to irretrievably delete all such information and to certify the fact of deletion in writing to the Disclosing Party within five (5) business days following the termination of this Agreement. Both parties also agree to return all property of the other party in its or its group’s possession at the time of the termination of this Agreement, including but not limited to all documents, records, and other media of every kind and description relating to the Business of the Company or Contractor and their Vendors, Trade Secrets, and/or Confidential Information, and any copies, in whole or in part, in physical or electronic/digital form, whether prepared by such party or not, all of which shall remain at all times the sole and exclusive property of the Disclosing Party.

f)
Proprietary Rights. Proprietary Rights shall be promptly and fully disclosed by Contractor and Contractor Group to Compnay and shall be the exclusive properly of Company as against Contractor, Contractor Group, and the successors, heirs, devisees, legatees, and assigns of the same. Contractor hereby assigns to Company Contractor's entire right, title, and interest therein and shall promptly deliver to Company all papers, drawings, models, data, and other material relating to any of the foregoing Proprietary Rights conceived, made, developed, created, or reduced to practice by Contractor or Contractor Group as aforesaid, All copyrightable Proprietary Rights shall be considered "works made for hire." Contractor and Contractor Group shall, upon Company's request and at Company's expense, execute any documents necessary or advisable to assign and confirm Company's title in the foregoing Proprietary Rights and to direct issuance of patents or copyrights to Company with respect to such Proprietary Rights as against Contractor, Contractor Group, and the successors, heirs, devisees, legatees, and assigns of the same.

f)
Non-Disparagement. Both parties agree that during the term of this Agreement and at any time thereafter, it will not: (i) criticize, ridicule, or make any statement which disparages or is derogatory of the other party or (ii) take any action which disparages, defames, or places in a negative light the other party or any of its officer’s members, managers, agents, or employees.

g)
If any covenant contained in this section is determined by a court to be unenforceable under the laws of the jurisdiction in which the court is located, said unenforceability shall not impair any other covenant contained herein. Further, both parties agree that the court shall reform any unenforceable covenant hereunder, to the extent such reformation is possible under the law, such that the covenant is rendered enforceable to the fullest extent permitted by the law.

17.	WARRANTIES

a)
Contractor shall perform all services with due diligence, in a good and workmanlike manner, and in accordance with this Agreement, the Work order, and any design specifications. Contractor warrants that all goods and materials provided or incorporated in the Work shall be new, unless otherwise approved by Company, and shall be of good quality. Services may be reviewed and tested by Company’s representative and are subject to its approval and acceptance. Contractor shall have adequate equipment in good working order and fully trained personnel capable of efficiently operating such equipment and performing services hereunder in a safe, proper, and workmanlike manner.

b)
Contractor warrants that the goods delivered under this Agreement will conform to the specifications given by Company and that the goods will be of good workmanship and material and free from defect in material and workmanship. Contractor agrees that all guarantees or warranties of items furnished to Contractor and its subcontractors by a manufacturer shall be for the benefit and Company. The warranties provided by Contractor shall survive this Agreement and any inspection, test, or acceptance.

c)
THE EXPRESS WARRANTIES SET FORTH ABOVE IN THIS SECTION 17 SHALL BE IN LIEU OF ANY AND ALL OTHER WARRANTIES, AND NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND OTHER THAN THOSE EXPRESSLY PROVIDED IN THIS SECTION 17 ARE PROVIDED BY CONTRACTOR, EITHER EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 17, ALL WORK IS PROVIDED AS-IS AND CONTRACTOR DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES, COVENANTS, GUARANTEES, INCLUDING, WITHOUT LIMITATION, WARRANTIES FOR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, QUALITY AND THOSE ARISING BY STATUTE OR OTHERWISE, OR FROM A COURSE OF DEALING OR TRADE USAGE, EXPRESS OR IMPLIED. NO ORAL STATEMENT OF CONTRACTOR OR

ITS PERSONNEL, STATEMENT IN ANY WORK ORDER, OR ANY OTHER COMMUNICATION, WHETHER WRITTEN OR ORAL, SHALL CREATE A REPRESENTATION, WARRANTY, COVENANT, GUARANTEE AND/OR ASSURANCE. COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTIES SET FORTH IN THIS AGREEMENT SHALL BE THE REPAIR, REPERFORMANCE, OR REPLACEMENT OF THE DEFECTIVE PORTION OF THE WORK, SUBJECT TO THE LIMITATIONS SET FORTH IN HEREIN.

18.	ASSIGNMENTS
Contractor may not assign this Agreement in whole or in part without the prior written consent of Company, which shall not be unreasonably withheld, conditioned, or delayed, and no assignment shall relieve Contractor of its obligations under this Agreement

19.	SUBCONTRACTING
Contractor may not contract or subcontract for any of the services to be performed or the goods to be provided hereunder without the prior written permission of Company, which consent may not be unreasonably withheld. Any contractor or subcontractor of Contractor must provide the same indemnity and insurance protection to Company Group as Contractor is required to provide pursuant to this Agreement. Regardless of the foregoing indemnity and insurance obligations of Contractor’s contractors and subcontractors, Contractor continues to remain liable and responsible for all obligations as set forth hereunder.

20.	CESSATION OF WORK
Company may, without any liability to Contractor countermand any Work order given to Contractor at any time before that Work is commenced by Contractor. Company may order the cessation of the Work at any time, being liable to Contractor for only the value of the Work performed prior to the cessation order plus the costs committed to by Contractor that are not cancelable or recoverable.

21.	TERMINATION
This Agreement may be terminated by Contractor by giving 10 days written notice to Company at any time prior to the receipt by Contractor of notification by Company to perform Work hereunder. Upon receipt and acceptance by Contractor of such notice of Work, however, Contractor shall be bound by all of the terms and provisions hereof with respect to the Work specified in the notice. This Agreement may be terminated by Company at any time by giving 10 days written notice to Contractor.

22.	REMEDIES
Except as otherwise provided in Sections 10 and 11 on indemnity, in the event of default under this Agreement by either Party, the other Party shall have all rights and remedies available under the law.

23.	FORCE MAJEURE
Neither Company nor Contractor shall be liable to the other for any delay, damage, or failure to act due to, or occasioned or caused by laws, orders, rules, or regulations or by strikes, unusually severe actions of the elements, fires, explosions, or other unusually restrictive causes beyond the reasonable control and not reasonably within the contemplation of the Parties. Any delay, other than the payment of sums due hereunder, due to any of the above causes shall not be deemed to be a breach of or failure to perform under this Agreement; provided, however, that the Party rendered unable, in whole or part, to carry out its obligations under this Agreement shall promptly give notice and full particulars of the cause of such delay, damage, or failure to act in writing to the other Party after such occurrence.

24.	NOTICES
All notices under this Agreement, other than billing, shall be in writing and shall be hand delivered or deposited in the U.S. mail, postage prepaid, addressed as follows:

To Contractor:    Aquahawk Energy, LLC
14301 Caliber Drive, Suite 300
Oklahoma City, OK 73134
Attn: Legal Department

To Company:	Gulfport Energy Corporation 3001 Quail Springs Pkwy Oklahoma City, Oklahoma 73134 Attn: Legal Department

25.	MISCELLANEOUS

a)	The Parties agree that time is of the essence under this Agreement.

b)	The section and paragraph headings in this Agreement are for convenience only, and they shall not be employed to construe or interpret the provisions of this Agreement.

c)
The rights herein given to either Party hereto may be exercised from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such right in the future, or of any one or more of the other rights which the exercising Party may have. No waiver of any breach of a term, provision or condition of this Agreement by one Party shall be deemed to have been made by the other Party hereto, unless such waiver is expressed in writing and signed by an authorized representative of such Party. The failure of either Party to insist upon the strict performance of any term, provision or condition of this Agreement, or to exercise any option herein given, shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision, condition or option.

d)
If Company consents to any subcontracting of the Work or services to be performed, Contractor agrees to have the subcontractors comply with all provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary,

Contractor's subcontractors shall be bound by and subject to the terms and provisions of this Agreement (including, but not limited to, the insurance obligations and release, defense and indemnity provisions), and Contractor shall be liable to Company for any breach thereof by any of its subcontractors or their employees or agents as if such breach had been committed by Contractor.

e)
If any one or more of the provisions of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part hereof.

f)
If any litigation is commenced between the Parties concerning this Agreement, the Party prevailing in such litigation shall be entitled to the reasonable attorneys' fees and expenses of counsel, courts costs and other litigation expenses incurred by reason of such litigation.

g)	This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

h)	Notwithstanding anything in this agreement to the contrary, each Party agrees to adhere to State specific requirements, including but not limited to:
OHIO: Contractor and employees of Contractor Group (which includes the direct, borrowed, special or statutory employees of Contractor Group as defined in Section 10) are not employee(s), partner(s) or joint venturer(s) of Company. Specifically, Contractor and employees of Contractor Group shall not be treated as an employee of Company for workers compensation purposes. Contractor and Contractor Group are required to obtain and maintain their own workers compensation coverage pursuant to O.R.C. § 4123.01 et seq. Upon execution of this Agreement, Contractor shall provide to the Company a copy of Contractor’s and/or Contractor Group’s Certificate of Premium Payment (“Certificate”) issued by the Ohio Bureau of Workers’ Compensation and shall provide an updated Certificate no later than the expiration date of the previous Certificate. Contractor shall immediately notify Company if Contractor or Contractor Group’s Workers’ Compensation coverage is suspended terminated or modified in any way.

26.	GOVERNING LAW AND VENUE
THIS AGREEMENT SHALL BE CONSTRUED AND THE RELATIONS BETWEEN THE PARTIES DETERMINED IN ACCORDANCE WITH, TO THE EXTENT APPLICABLE, THE GENERAL MARITIME LAW OF THE UNITED STATES OF AMERICA, AND TO THE EXTENT SUCH GENERAL MARITIME LAW IS NOT APPLICABLE, THE LAWS OF THE STATE OF OKLAHOMA, NOT INCLUDING, HOWEVER, IN EITHER SITUATION ANY CONFLICTS OF LAW RULES OR PROVISIONS WHICH WOULD DIRECT OR REFER TO THE LAWS OF ANOTHER JURISDICTION. CONTRACTOR AGREES THAT EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE WITH COMPANY HEREUNDER IS THE FEDERAL AND STATE COURTS LOCATED IN OKLAHOMA COUNTY, OKLAHOMA. CONTRACTOR WAIVES ANYRIGHT TO BRING AN ACTION HEREUNDER INANOTHER STATE, PARISH, COUNTY, OR COUNTRY.

27.	ENTIRE AGREEMENT
The foregoing provisions contain the entire agreement between Contractor and Company and supersede all previous communications, representations, or agreements, either oral or written, with respect to the subject matter, and no agreement or understanding varying or extending the terms hereof will be binding on either Party unless written and duly executed by an authorized representative of each Party; provided, however, that if the Work hereunder includes the supply of anything for which Company issues a purchase order, the terms of the purchase order shall be effective solely to the extent that they are not inconsistent with and do not conflict with the terms of this Agreement. The execution by any Company employee of any receipt or similar document prepared by Contractor and containing any contrary or additional terms shall not modify or add to the terms of this Agreement or create a new agreement.

IN WITNESS WHEREOF, this Agreement, which may be executed in multiple counterparts, is hereby executed by duly authorized representatives of each Party as of the date first above written with each representative warranting individually that he has the full right, power, and authority to execute on behalf of the party he represents.

IN SIGNING THIS AGREEMENT CONTRACTOR EXPRESSLY ACKNOWLEDGES THAT IT IS AWARE OF ITS RIGHT TO OBTAIN LEGAL COUNSEL TO REVIEW THIS AGREEMENT. FURTHERMORE, CONTRACTOR EXPRESSLY ACKNOWLEGDES THAT IT HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT INCLUDING WITHOUT LIMITATION THE INDEMNITY AND RELEASES PROVISIONS AND AGREES TO ALL SUCH PROVISIONS AS INDICATED BY THE SIGNATURE OF ITS REPRESENTATIVE BELOW.

Witness:    CONTRACTOR

By:     /s/ Mark Layton

Name: Mark Layton

Title:     Chief Financial Officer

Date:     1/30/2019

Witness:    GULFPORT ENERGY CORPORATION

By:     /s/ Zachary M. Simpson

Name: Zachary M. Simpson

Title:     Corporate Counsel

Date:     2/11/2019

ADDENDUM TO THE MASTER SERVICE AGREEMENT

This Addendum to the Master Service Agreement (“Addendum”) is made and entered into by Gulfport Energy Corporation (“Company”) and Aquahawk Energy LLC    (“Contractor”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Master Service Agreement, effective as of January 1, 2019    (the “Agreement”).

WHEREAS, the Parties desire to continue to perform in accordance with the Agreement and to add indemnification and drug testing provisions to the Agreement, effective immediately upon execution of this Addendum by both Parties; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Contractor agrees to release, defend, indemnify, and hold harmless Company Group from and against any and all claims, demands, causes of action, suits, judgments, losses, damages, fines, penalties, and liabilities of every kind and character, including the cost of defense and settlements, arising directly or indirectly in connection with employment allegations made by the individuals providing services pursuant to the Agreement, including but not limited to (1) claims that individuals providing services pursuant to the Agreement have been misclassified as independent contractors or that Company Group is their direct or joint employer; (2) claims of discrimination, harassment, or retaliation; (3) claims for failure to pay individuals providing services pursuant to the Agreement overtime in accordance with the Fair Labor Standards Act, 29 U.S.C. § 201 et seq. (“FLSA”), and the overtime laws applicable in the states where personnel provide services to Company Group; (4) claims alleging violations of immigration or tax laws by Company Group; and (5) any other claims against Company Group asserting legal violations in connection with individuals providing services pursuant to the Agreement. Contractor will obtain insurance, including wage and hour liability insurance, in an amount sufficient to cover its above indemnification obligations.

2.
Contractor will pay all individuals providing services pursuant to the Agreement overtime in accordance with the FLSA and applicable state laws. Each individual’s regular or wage rates and associated minimum required overtime premiums shall be calculated in accordance with the FLSA and the overtime laws applicable in the state where the individual provides services to Company Group. For example, for individuals providing services to Company Group in Ohio, the regular or wage rate shall be calculated in accordance with the FLSA and Chapter 4111 of the Ohio Revised Code.

3.
Contractor agrees that it is fully responsible for tracking and recording all hours worked by individuals providing services pursuant to the Agreement, and complying with any and all record keeping and record retention laws associated therewith.

4.	Notwithstanding anything in this agreement to the contrary, each Party agrees to adhere to State specific requirements, including but not limited to:

5.
OHIO: Contractor and employees of Contractor Group (which includes the direct, borrowed, special or statutory employees of Contractor Group as defined in Section 10) are not employee(s), partner(s) or joint venturer(s) of Company. Specifically, Contractor and employees of Contractor Group shall not be treated as an employee of Company for workers compensation purposes. Contractor and Contractor Group are required to obtain and maintain their own workers compensation coverage pursuant to O.R.C. § 4123.01 et seq. Upon execution of this Agreement, Contractor shall provide to the Company a copy of Contractor’s and/or Contractor Group’s Certificate of Premium Payment (“Certificate”) issued by the Ohio Bureau of Workers’ Compensation and shall provide an updated Certificate no later than the expiration date of the previous Certificate. Contractor shall immediately notify Company if Contractor or Contractor Group’s Workers’ Compensation coverage is suspended, terminated, or modified in any way.

6.
Company and Contractor agree that the indemnity and insurance obligations contained in this Agreement are separate and apart from each other, such that failure to fulfill the indemnity obligations does not alter or eliminate the insurance obligations or vice versa. Company and Contractor further agree that the insurance obligations shall support but shall not in any way limit the defense and indemnity obligations or liabilities set forth herein. At all times during the term of this Agreement and at its own cost and expense (including all premiums and deductibles), Contractor shall carry with an insurance company or companies, satisfactory to Company and authorized to do business in all areas of transportation and operation of this Agreement, insurance coverage of the types and in the minimum amounts provided in Exhibit “C”, attached hereto.

7.
All of Contractor’s insurance policies (whether above specified or not) shall be endorsed to provide that the underwriters waive subrogation (whether by loan receipt, equitable assignment, or otherwise) against members of Company Group, as defined in Section 10, who shall also be named as additional insured(s) under such policies [except those described as Worker’s Compensation Insurance and Employer’s Liability Insurance in Exhibit “C” attached hereto] to the full extent of the release, defense and indemnity obligations assumed by Contractor in this Agreement. Contractor’s insurance shall be primary and non-contributory from any other insurance available to Company.

8.
Prior to performing Work or services and prior to providing goods, equipment, and/or facilities hereunder, Contractor shall furnish Company with Certificates of Insurance satisfactory to Company, which shall evidence that the coverages specified in Exhibit “C” attached hereto are in full force and effect and provide that such insurance policies shall not be cancelled without thirty (30) days prior written notice to Company. Current Certificates of Insurance shall be provided by Contractor to Company at Company’s request. Failure of Company to object to Contractor’s delay or failure to furnish such Certificates of Insurance or to object to any defect therein shall not be deemed a waiver of Contractor’s obligation to furnish the Certificates of Insurance or the insurance coverage described in Exhibit “C” attached hereto. However, such failure by Contractor shall allow Company to cancel any Work order or to terminate this Agreement per Section 20 of this Agreement.

9.
Contractor will require all individuals providing services pursuant to the Agreement to sign the written consent form attached hereto as Exhibit A, agreeing, as a condition of providing services pursuant to the Agreement, to submit to drug testing in accordance with Company’s Contractor Substance Abuse Policy, as it may be amended from time to time by Company, a copy of which will be provided to personnel together with the consent form. Furthermore, Contractor agrees to drug test all personnel in accordance with the minimum standards set forth in the drug testing protocol attached hereto as Exhibit B. Contractor agrees to have all of its drug testing practices audited, at least once per year, by National Compliance Management Service, Inc.

10.
Contractor will require all individuals providing services pursuant to the Agreement to sign the written consent form attached hereto as Exhibit A, agreeing, as a condition of providing services pursuant to the Agreement, to allow Company Group to search their person, their vehicles, and their other possessions that are on Company property or at a Company job site, at Company Group’s request.

11.
Contractor will comply with Company’s Contractor Ethics Policies as those policies may be amended from time to time by Company, copies of which will be provided to individuals providing services pursuant to the Agreement. Contractor will obtain and provide to Company a “Contractor Acknowledgment Form” signed by each individual performing services pursuant to the Agreement before the individual provides any services.

12.	The obligations imposed on Contractor by this Addendum shall survive termination of the Agreement.

13.	This Addendum shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, trustees, executors, successors, legal administrators, and assigns.

14.	This Addendum may not be changed, altered, or modified, except in a writing signed by the Parties.

15.
This Addendum may be executed in counterparts, and when each Party has executed at least one counterpart, the counterpart will be deemed an original, and when taken together, the counterparts will constitute one agreement, which shall be binding and effective as to both Parties.

IN WITNESS WHEREOF, Company and Contractor have caused this Addendum to be executed by their authorized representatives and the Parties hereby accept the terms of this Agreement.

Aquahawk Energy LLC
CONTRACTOR NAME
Mark Layton
NAME AND POSITION OF SIGNER

1/30/2019
Date

GULFPORT ENERGY CORPORATION

Zachary M. Simpson
NAME AND POSITION OF SIGNER

2/11/2019
Date

EXHIBIT A: CONSENT FORM

I,     , as a condition of providing services to Gulfport Energy Corporation (“Gulfport”), its subsidiaries, agents, affiliates, and assigns hereby knowingly and voluntarily consent to:

•
submitting to drug testing in accordance with Gulfport’s Contractor Substance Abuse Policy, as it may be amended from time to time by Gulfport (the “Policy”). I acknowledge that I have received a copy of, read, and understand the Policy. I consent to testing in accordance with the Policy without prior notice.

•
having my person, my vehicles, and my other possessions searched by Gulfport management and/or its agents. I consent to searches, at Gulfport’s discretion and upon Gulfport’s request, of the complete interior of my vehicles and any possessions therein, and of my possessions that are on Gulfport property or a Gulfport job site. I also consent to emptying my pockets at Gulfport’s discretion and upon Gulfport’s request when on Gulfport property or at a Gulfport job site.

––––––––––––––––––––––––––––––––
Signature

––––––––––––––––––––––––––––––––
Printed Name

––––––––––––––––––––––––––––––––

Date

EXHIBIT B PROGRAM GUIDELINES:

An effective drug and alcohol testing program depends on the Oil and Gas contractor company being aware of their responsibilities. As a minimum, contractor companies should develop a Drug and Alcohol program that follows the recommended guidelines when engaging Safety-Sensitive personnel to work on customer premises.

Safety-sensitive is defined as:
Any employee working on customer premises whose principal job responsibilities are such that a lapse by the employee could increase the probability of a fatality or serious injury, or an event that could substantially and adversely impact the environment, customer assets or the community.

Safety-sensitive positions could include but are not limited to the following:

•	Positions which require the exercise of independent action and can result in direct and immediate irreversible effects, i.e.:

o	An individual’s action is taken independently and is not subject to review, modification or control by another person, a supervisor or a system; and/or

o	An individual’s action is not subjected to checks and balances which could or would override or change the individual’s action; and/or

o	There is little, if any, time delay between an individual’s action and the resulting effect such that others cannot reasonable intervene to override or change the action.
OR

•
An activity recognized in the industry as having the potential for incidents and near misses resulting in fatality or serious injury, or an event that could substantially and adversely impact the environment, customer assets or the community.

•	Program Management:

o	Maintain a list of safety-sensitive job positions

o	Notify NCMS and/or customer if local laws and/or customs affect compliance with these guidelines.

o	Ensure that all subcontractors comply with these guidelines

o	Process for communicating the program guidelines to applicable personnel.

o	Be aware of any additional customer recommendations or requirements beyond these guidelines.

o	Establish drug and alcohol testing program that is consistent with protocol identified within this guideline

o
Identify a Designated Employer Representative. This individual(s) will have oversight of the drug and alcohol program and authorized by the company to receive test results and make required decisions regarding test results.

o
Establish a medication disclosure program that requires personnel to report potentially impairing medication (prescribed, non-prescribed and herbal medicines obtained in a manner consistent with applicable laws and regulations) to the company’s medical services provider before performing work for customers. Upon disclosure, the company’s medical services provider should obtain a fitness-for-duty assessment for personnel, upon which any necessary work restrictions will be identified and communicated to both the company personnel and the customer.

o
Ensure company supervisors are trained in the program requirements. Reasonable suspicion testing training should cover the physical, behavioral, speech, and performance indicators of probable alcohol misuse and use of drugs.

•	Prohibited Substances:

o
Illicit drugs that are not or cannot be prescribed, or mind-altering substances that would inhibit the individual’s ability to perform work safely, including all forms of naturally occurring and synthetic drugs (e.g. synthetic cannabinoids, stimulants and hallucinogens).

o
Potentially impairing medication (prescribed, non-prescribed, and herbal medicines obtained in a manner consistent with applicable laws and regulations) used without a prescription or in a manner inconsistent with the prescription or directions for usage.

o	Marijuana in any form, even if legal in the local jurisdiction.

o	Alcohol, unless the customer specifically approves and permits its use on customer premises.

•	Prohibited From:
Personnel who could be working for customers will be prohibited from:

o	Use of, or exposure to, prohibited substances for which a positive drug or alcohol test would require the removal of the individual from work.

o	Possession of prohibited substance when working for customers.

o	Possession of drug paraphernalia when working for customers.

o	Firearms, ammunition, explosives and weapons on customer premises

o
Participating in any attempt to adulterate or substitute a specimen, obstructing the collection or testing process, failing to promptly proceed to a collection site and provide specimens when told to do so, refusing to sign required forms and failing to cooperate with an inspection.

•	Individual Random Drug and Alcohol Testing:

Personnel must be admitted to (or already participating in) a random testing pool prior to commencing work for NCMS customers. Random program should at a minimum follow the below:

o
A pre-enrollment drug and alcohol test is required for entry into the random testing pool unless a negative result was obtained, from any category of test using the drug and alcohol test panel identified in this guideline, within the previous 6 months.

o    Generate random selections using a scientifically valid method.

o	All personnel should participate in the random selection period, even if the individual has been previously selected for random testing.

o
Individuals selected for a random test should arrive at the collection site within two hours of the notification. The reason for any delay beyond two hours should be documented and assessed for validity.

o    Annual drug and alcohol testing rate is 25% at a minimum.
o        Selection frequency will be a minimum of once every three months.

•	Group Random Drug and Alcohol Testing:

o	Personnel may be subject to unannounced random selection for testing for drug and alcohol by certain groups (e.g. skill/trade, location, vehicle/vessel, shift/crew).

o	Contractor should maintain and generate group random selections using a scientifically valid method.

o	All personnel should participate in the random selection period, even if the individual has been previously selected for random testing.

o	Annual drug and alcohol testing rate is 25% at a minimum.

o	Selection frequency will be a minimum of once every three months.

•	Forced Selection:

o
Personnel who have not been drug and alcohol tested using the recommended panel for any test reason within a 2 year period should be force-selected for an unannounced test before the end of the period.

•	Post-Incident Testing:

o
If the performance of personnel contributed to an incident, or cannot be completely discounted as a contributing factor to the incident, contractor-company will immediately remove the personnel from performing work.

o	Alcohol and drug testing must be completed as soon as possible after the decision has been made to test. If testing is not completed within 2 hours, the reason for the delay must be documented.

o	Incident includes, but is not limited to, an actual event that caused, or had potential to cause, significant safety, environmental, or property damage incidents such as:

▪	Medical treatment beyond first aid, or

▪	Reportable environmental release, or

▪	Disabling damage to a vehicle, or

▪	Significant property damage.

o
Retaliation against personnel who report accidents is strictly forbidden. Any drug and alcohol testing under this section will be applied in a neutral fashion to foster a safe work environment and only to identify drug/alcohol use in the recent past. Testing under this section will not be undertaken to retaliate against personnel for reporting workplace injuries.

For post-incident testing; personnel should immediately stop working on customer premises until a negative result is received.

•	Individual Reasonable Suspicion Testing:

o	Individual Reasonable Suspicion testing is conducted when the individual exhibits signs and symptoms of drug abuse or alcohol misuse.

o	Alcohol and drug testing must be completed as soon as possible after the decision has been made to test. If testing is not completed within 2 hours, the reason for the delay must be documented.

For reasonable suspicion testing; personnel should immediately stop working on customer premises until a negative result is received.

•	Unannounced Group Testing: Unannounced group testing of personnel may be required without notice for a group on customer premises, based on evidence of prohibited substances or contraband.

•
Inspections: Customer may, at any time on customer premises, conduct, or request the company to conduct, unannounced inspections of personnel and their property for items that may include prohibited substances or contraband. Inspections may include, but are not limited to, clothing, wallets, purses, baggage, lockers, work areas, desks, toolboxes and vehicles.

The customer or company may authorize inspection specialists, including scent-trained animals, to conduct inspections.

If inspection or discovery of prohibited substances or contraband is directly associated with an individual, the individual should immediately be stopped from working on customer premises.

If inspection or discovery of prohibited substances or contraband cannot be directly associated with an individual but can be associated with a defined group of individuals, the customer may conduct, or request the company to conduct, an inspection of the group’s clothing, wallets, purses, baggage, lockers, work areas, desks, tool boxes and vehicles, etc.

•	Establish a Mandatory Stand-Down Procedure: Immediately stop personnel from working for customer if:

o
Company receives a fitness-for-duty concern from the MRO (Medical Review Doctor). The individual should not return to work for customer until he/she receives medical clearance to perform the essential job functions of the position.

o	If individual violates the guidelines in this document (including testing positive or refusing to test). The individual should be removed from working for customer as soon as practicable.

•	Alcohol Testing:

o
An alcohol test should be carried out whenever a drug test is done. Any individual with a confirmed alcohol test result greater than or equal to 0.02 g/210 L in breath (or equivalent) should be stopped from working for customer.

o	Screening tests may be performed by either breath or saliva.

o	Confirmation tests should be performed by breath or blood.

o	Alcohol screening devices should be:

▪	Listed on the U.S. National Highway Traffic Safety Administration’s Conforming Products List.

▪	An oral fluid or breath alcohol testing device that is FDA-cleared or CE marked with a minimum cut-off of 0.020 g/dl or 0.02 g/210 L.

▪	Any device that is approved for confirmation breath testing.

o	Alcohol confirmation breath testing devices should be:

▪	Approved by one or more of the following;

•	U.S. National Highway Traffic Safety Administration’s Conforming Products List for EBT devices

•	European Standard EN 15964

•	UK Home Office type approval for breath alcohol screening devices

•	Canadian Society of Forensic Science Alcohol Test Committee approved instruments

▪	Provide a printed result.

▪	Assign a unique number to each test

▪	Print the instrument name, the serial number and time of the test on the printout.

▪	Perform and pass a blank test prior to all subject tests.

o
Alcohol technicians/collectors should be trained in accordance with the manufacturer’s instruction for any devices used. Technicians/ collectors should maintain documentation of training and demonstrated competency.

o
Screening alcohol test results should be documented on either a drug CCF or an alcohol testing form. For confirmation alcohol tests using a breath alcohol device, result and zero blank printouts should be attached to the drug CCF or to the alcohol testing form.

•	Drug Testing:

o
A collector should be trained in all steps necessary to complete a collection correctly, and in the proper completion and transmission of the Chain of Custody form. A collector should maintain documentation of training and demonstrated competency.

o	A Chain of Custody form should be used for every drug test.

•	POCT device: (Point of Collection Test):

o	If company or customer wishes to utilize a POCT for the screening test, the device must meet the below guidelines:

▪	FDA 510(k) clearance (recommended for all US point-of-care testing); or

▪	The CE mark (in Europe); or

▪	Documented performance around the cut-off to reliably differentiate specimens that within 50% of the cut-off value.

▪	Should have documented performance as compared to laboratory testing data for the same specimen (i.e. donor comparison study data), with a minimum sensitivity and specificity of 90%.

▪
Should be able to test for the recommended minimum drug panel, at screening levels equivalent to, or lower than, laboratory concentrations (see attachment 1). (As of 6-26-2017 there are no FDA- cleared urine POCT devices that can meet the screening recommendations of use in the USA)

•	Laboratories: In North America a laboratory should be accredited either by CAP-FDT (all specimen types) or the National Laboratory Certification Program (NLCP) for urine testing laboratories.

o
All screening tests should be performed using an appropriate and validated technique. Any positive screening tests should be confirmed using a laboratory chromatographic technique in combination with mass spectrometry.

o	Validity tests should be carried out on all urine specimens. Validity tests consist of:

▪	PH

▪	Oxidizing adulterants

▪	Creatinine

▪	Specific gravity when the creatinine is <20 mg/dl

o
To report a urine specimen as dilute, invalid, adulterated, substituted or as having failed specimen integrity, confirmatory testing on a second aliquot should be performed utilizing a well-recognized technology.

•	MRO (Medical Review Officer): At a minimum, an MRO review is required for:

o	Non-negative laboratory results; and

o	An alleged inability to provide a specimen

MRO Qualifications: An MRO should:

o	Be a physician with a license and/or certification to practice medicine, prescribe medications, and diagnose and treat medical conditions;
o    Have a working knowledge of workplace drug testing, drug pharmacology and pharmacokinetics; and
o    Have participated in a formal educational program pertinent to workplace drug testing.

•	Returning Personnel to Work for Customers:

o	Alcohol Testing:

▪	Following alcohol testing for any reason, company personnel whose alcohol screening test result is positive shall immediately Stand Down

▪	If Confirmation Test is negative personnel must not return to services until 8 hours have elapsed.
▪

o
Reasonable Suspicion / Post Incident: Customers will consider request for company personnel to return to services only after negative alcohol and negative drug test results have been received and documented.

o
Fitness for Work: After a fitness for work concern is identified, and before company can return personnel to services, company’s health professional must evaluate the company personnel, clear them to return to work, define restrictions if applicable, and document the conclusion. A fitness for work concern may be identified from such events as:

▪	MRO review of a laboratory positive test result may lead to a MRO negative determination, but the MRO may identify a fitness for work concern.

▪	A required medication disclosure by those in Safety Sensitive positions or the admission of possession or use of a potentially impairing substance.

•	Drug Testing Panel: The minimum drug test panel is listed in Table 1 on page 6. Synthetic marijuana panel listed in Table 2 on page 7.

Table 1: Minimum Drug Testing Panel

Drug/Class	Screen Level	Confirmation Level
Amphetamines	500
*Amphetamine		250
*Methamphetamine		250
*MDMA		250
*MDA		250
*MDEA		250

Cocaine	150
*Benzoylecgonine		100

Marijuana	20
*THCA (11-nor delta- 9THCA)		10

Opiates	300
*Morphine		100
*Codeine		100
*Hydromorphone		100
*Hydrocodone		100

6-Acetylmorphine (6- AM)	10	10

Oxycodones	100
*Oxymorphone		100
*Oxycodone		100

Phencyclidine (PCP)	25	25

Propoxyphene	300	100

Meathadone	300	200

Barbiturates	300
*Amobarbital		200
*Butalbital		200
*Pentobarbital		200
*Phenobarbital		200
*Secobarbital		200

Benzodiazepines	300
*Alprazolam Metabolite		100
*Nordiazepam		100
*Oxazepam		100
*Temazepam		100
*Flurazepam Metabolite		100
*Lorazepam		100
*Triazolam Metabolite		100

Table 2: Synthetic Cannabinoids

Parent Compound	Required Urine Testing Metabolite	Max Screen and Confirmation cut-off levels (ng/ml)
JWH-018/AM-2201	JWH-018 N-pentanoic acid	0.2
JWH-073	JWH-073 N-butanoic acid	0.2
UR-144/XLR-11	UR-144 N- pentanoic acid	0.5
AKB-48-(APINACA)	AKB48 N-pentanoic acid	2.5
BB-22	BB-22-3-carboxyindole	5
PB-22-(CUPIC)	PB-22-3-carboxyindole	5
5-FLUORO-PB-22- (5F- PB-22)	5-FLURO PB-22-3-carboxyindole	5
AB-FUBINACA	AB-FUBINACA oxobutanoic acid	2.5
ADB-PINACA	ADB-PINACA N-pentanoic acid	5
AB CHMINACA	AB CHIMINACA 3- methyl- butanoic acid (“M2”)	2.5
AB PINACA/5-F-AB- PINACA	AB PINACA N-pentanoic acid	5
ADBICA	ADBICA N-pentanoic acid	5

•
Record Retention: Contractor companies should retain documents and ensure they are readily available for review by the customer (or their representative) for the current year and the previous three years. Documents and records to be retained are listed, but not limited to, below:

◦	Copy of the drug/alcohol chain of custody form as well as the results

◦	Company employees in their random testing program.

◦	Collection site information, which may include collector certificates and/or training records.

◦	Statistical data on testing program.

◦	Designated Employer Representative’s information.

◦	TPA (Third Party Administrator) contact information.

◦	MRO name and contact information.

◦	Laboratory contact information as well as the drug panel information.

◦	Electronic or hard-copy record of company’s supervisor training.

◦	A list of persons randomly selected on each random selection day.

◦
For forced testing, records demonstrating personnel in a random pool had been tested at least once in the past two calendar years. If personnel are no longer identified in the random pool, the reason for the removal should be provided.

◦	The dates of the person’s most recent drug and alcohol test.

◦	Accuracy checks log, calibration records and manufacturer’s certification for EBT.

◦	Records of the results of laboratory confirmed negative results.

◦	Records of the results of alcohol negative results.

◦	Records to demonstrate a periodic check of subcontractors to ensure their compliance with the guidelines.

◦	Written procedures for ensuring that personnel, who are disqualified from customer work, continue to be excluded from customer work at any location.

EXHIBIT C

TO MASTER SERVICE AGREEMENT INSURANCE COVERAGE
Worker’s Compensation Insurance
Worker’s Compensation Insurance in accordance with all applicable state (the state where the work is being performed) and federal laws and regulations, including occupational disease coverage. If the performance of this Agreement requires the use of watercraft or is performed over water, Contractor shall provide insurance coverage, with territorial limits extended to include areas of transportation and operation under this Agreement, for liability under the U.S. Longshoreman and Harbor Worker’s Compensation Act, the Outer Continental Shelf Lands Act, Death on the High Seas Act, and liability for admiralty benefits and damages under the Jones Act and general maritime law, with Marine and Voluntary Compensation Endorsement for transportation, maintenance, wage, and cure, and with limits of not less than $500,000 per person and $1,000,000 per occurrence. Such coverage shall further provide that a claim “in rem” shall be treated as a claim “in personam,” and shall include an alternate employer and/or borrowed servant endorsement in favor of Company Group, as defined in Section 10.

Employer’s Liability Insurance
Employer’s Liability Insurance with minimum limits of $1,000,000 per occurrence, covering injury or death to any employee which may be outside the scope of Worker’s Compensation statute of the state in which the Work is performed or outside the scope of similar federal statutes if the Work is performed outside state jurisdiction, and Maritime Employer’s Liability Insurance with limits of $1,000,000 per person and $1,000,000 per occurrence, both with alternate employer and/or borrowed servant endorsements in favor of Company Group, as defined in Section 10.

Maritime operations policies shall be endorsed specifically to include the following coverages: U.S. Longshore and Harbor Workers’ Compensation Act, including the Outer Continental Shelf Lands Act, full maritime endorsement, including Jones Act, Unseaworthiness, Death on the High Seas Act, and the General Maritime Law for all employees. Including coverage for transportation, wages, maintenance, and cure.

Commercial General Liability Insurance
Commercial General Liability Insurance, including contractual liability insuring the indemnity agreement as set out in this Agreement and Contractor’s Protective Liability covering Work sublet, with (1) bodily injury, sickness or death with limits of not less than
$1,000,000 per occurrence; (2) property damage due to blasting and explosion, structural property damage, underground property damage, loss of property, and surface from blowout and cratering with limits of not less than $1,000,000 per occurrence; (3) personal injury and advertising injury coverage limits of not less than $1,000,000; (4) products liability and completed operations hazard coverage of not less than $1,000,000 per occurrence; ; (5) general aggregate limits of not less than $2,000,000; and (7) an endorsement to the policies stating that a claim “in rem” shall be treated as a claim “in personam.”

Comprehensive Automobile Liability Insurance
Comprehensive Automobile Liability Insurance covering owned, non-owned and hired vehicles used by Contractor with minimum limits of (1) $250,000 applicable to bodily injury, sickness, or death of any one person, (2) $500,000 for more than one person in any one occurrence, and (3) $250,000 for damage to property in any one occurrence.

Offshore Projects
If the performance of this Agreement requires the use of watercraft, Contractor shall carry or require the owners of the watercraft to carry: (1) Hull and Machinery insurance (including Collision Liability) in an amount not less than the market value of the watercraft or (combined single limit) per occurrence of $1,000,000, whichever is greater on the American Institute Hull clauses (June 2, 1977) Form or equivalent, and (2) Protection and Indemnity Insurance in an amount not less than the market value of the watercraft or $1,000,000, whichever is greater. Both of such insurance coverages shall provide adequate navigation limits to cover the Work to be performed hereunder and shall have the Charterer’s and/or Owner’s Limitation Clause deleted.

Such policy shall be endorsed to provide as follows: Chartered Vessel; Members of the Crew; Marine Contractual Liability; Tower’s Liability; In Rem Liability; Collision Liability; Waiver of Subrogation in favor of Company; Removal of “other than Owner” limitation clauses as respects Company; Removal of the “as Owner of the vessel named herein” clauses as respects Company.

CONTRACTOR SHALL ALSO MAINTAIN EXCESS AND/OR UMBRELLA COVERAGES OVER THE ABOVE DESCRIBED COVERAGES SUCH THAT THERE IS IN PLACE A MINIMUM LIMIT OF $10,000,000 INSURANCE COVERAGE ON EACH OCCURRENCE AND IN AGGREGATE.

IN THE EVENT CONTRACTOR IS A SELF-INSURER AND COMPANY HAS CONSENTED TO CONTRACTOR BEING A SELF- INSURER AS TO ANY ONE OF THE RISKS TO WHICH COVERAGE IS HEREIN REQUIRED, EVIDENCE OF SUCH CONSENT MUST BE IN WRITING AND APPROVED BY A REPRESENTATIVE OF COMPANY AUTHORIZED TO ENTER INTO SUCH CONSENT AGREEMENT.